Exhibit 99.01

Energy Telecom Announces Honeywell Safety Products is Selling its Telecommunication Eyewear.

ST. AUGUSTINE, Fla., December 4, 2012 (PR NEWSWIRE) — Energy Telecom (OTCBB: ENRG) (“Energy Telecom” or the “Company”) announced that its telecommunication eyewear is now available for sale by Honeywell Safety Products, a division of Honeywell International (NYSE:HON).

In a Press Release dated December 3, 2012 (http://uvex.us/news.aspx?id=4854 ), Honeywell stated: “Today, Honeywell Safety Products introduced UVEX AcoustiMaxx Stereo Bluetooth eyewear, an all-in-one solution combining maximum impact protection with hands-free voice communication. UVEX AcoustiMaxx enables workers in remote or noisy environments to focus on the task at hand while remaining protected and in contact with their teams, improving safety and productivity on the job. This marks the first time Bluetooth-enabled eyewear is available for industrial applications.

 “UVEX AcoustiMaxx is ideal for safety managers faced with protecting workers in environments where communication is challenging, yet essential,” said David Iannelli, senior product manager for Honeywell Safety Products. “This launch underscores our commitment to addressing specific occupational needs through leading-edge technology and innovation, and to supporting a safety culture in every workplace.”

Tom Rickards, President of Energy Telecom stated, “We are pleased that a company with the technical vision and market penetration demonstrated by Honeywell Safety products would introduce telecommunication eyewear incorporating our protected patents in Germany, Great Britain, France, Spain, Italy, the U.S., Canada, Australia, and the Peoples Republic of China.”  Mr. Rickards continued: “It is a privilege to support Honeywell as they introduce and sell an eyewear that at the same time provides safety and connectivity.”

About Energy Telecom
Energy Telecom holds U.S. and foreign patents allowing for the manufacture, marketing and distribution of the world’s first hands-free, wireless communication eyewear providing quality sound and noise attenuation. Various models of the eyewear will be worn by police, fire, rescue, military and security personnel, and by those working in bio-hazardous, mining, construction and heavy manufacturing. The eyewear will also be worn by those using cellular and smart phones for voice communication, and for listening to high-fidelity streaming stereo.

Statements contained in this news release, other than those identifying historical facts, constitute ‘forward-looking statements’ within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Safe Harbor provisions as contained in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relating to the Company’s future expectations, including but not limited to revenues and earnings, technology efficacy, strategies and plans, are subject to safe harbors protection. Actual company results and performance may be materially different from any future results, performance, strategies, plans, or achievements that may be expressed or implied by any such forward-looking statements. The Company disclaims any obligation to update or revise any forward-looking statements.

Tom Rickards
Energy Telecom, Inc.
trickards@energytele.com